QUEST SOLUTION, INC.

RESIGNATION AGREEMENT AND MUTUAL RELEASE

This is Resignation Agreement and Mutual Release (the “Agreement”) is made and entered into the 6th day of July 2017 (“Agreement Date”) by and among QUEST SOLUTION, INC., a Delaware corporation, (the “Company”) and THOMAS MILLER , an individual (“T. Miller”). Each of the Company and T. Miller are referred to as a “Party” and collectively the “Parties”.

WHEREAS, T. Miller currently serves as the Company’s Chairman of the Board of Directors and as a board member; and

WHEREAS, T. Miller previously served as the Company’s CEO and President until April 1, 2017;

and

WHEREAS, T. Miller will be resigning as Chairman of the Company’s board and as a board member; and

WHEREAS, the Company wishes to retain T. Miller as an advisor to the Company; and

WHEREAS, T. Miller has provided on behalf of the Company with certain personal financial guarantees to a Company creditor; and

WHEREAS, the Company desires to resolve all issues among the Parties and to settle all debts and obligations that it may have or are owing to T. Miller for all periods through and including the Agreement Date, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and T. Miller do hereby agree as follows:

1. Previous Employment Agreement. The Parties hereby agree that the Employment Agreement between the Company and T. Miller dated May 1, 2015 was for a period of two (2) years and expired as of May 1, 2017.

2. Resignations from Board Positions.

(a) T. Miller shall resign as Chairman of the Board of Directors of the Company, and from all associated roles , responsibilities and authorizations for the Company and its subsidiaries, and as a member of the board of directors of the Company and each of its subsidiaries , effective immediately and simultaneous with the execution of this Agreement. The Company agrees to pay T. Mille r, for the months of April, May, June and July, the standard fees payable to the member of the Company’s Chairman of the Board of Directors pursuant to the Company’s existing compensation plan, which is $5,000 per month. The Company agrees to pay such fees on or before the 31st of July 2017.

(b) The Company, acting through its officers, shall hereafter take such action as is necessary to remove all prior authorizations granted to T. Miller, including his right to sign on behalf of the Company, with respect to any and all bank accounts and credit cards, transfer agent authorization rights, and any and all other accounts or authorizations of the Company as to which officers of the Company have signature rights. Without limiting the foregoing, after the date of this Agreement, T. Miller shall have no authority to act on behalf of the Company.

(c) Each of the Parties acknowledges that the Company may describe e the materials terms of this Agreement on a Current Report on Form 8-K and may be required to file this Agreement with the Securities and Exchange Commission in an appropriate manner , and as a result the full text of this Agreement will be publicly available after such filing.

(d) Should the Company decide to publish a public press release concerning this Agreement and resignation of T. Miller , the Company shall provide the text of the release in advance to T. Miller and will not publish such press release without prior written consent by T. Miller.

3. T. Miller Letter of Credit. The Company acknowledges that during his role as President and CEO of the Company, T. Miller provided a personal Letter of Credit to a certain creditor as required by the creditor of the Company, and which has been of significant benefit to the Company and to the creditor. The parties understand and agree that the personal Letter of Credit issued by T. Miller expires on December 31, 2017, unless otherwise renewed by August 4, 2017. T. Miller has notified the company that U.S. Bank will not be renewing the Letter of Credit by August 4, 2017 and as such, the Company hereby undertakes to:

(i) no later than August 4th, 2017 use best efforts to cause the release and/or return and/or abolishment of the letter of credit provided by T. Miller to the creditor;

(ii) in the event that the release of the Letter of Credit does not occur by August 4th, 2017, the Company shall pay T. Miller a one-time consideration of $25,000 (Twenty-Five Thousand U.S. dollars); and

(iii) should the Creditor initiate proceedings to draw upon the Letter of Credit, the Company undertakes that it, or a 3rd party of behalf of the Company, will reimburse T. Miller within thirty (30) days for any proceeds that the Creditor has drawn down on the Letter of Credit.

4. Consulting agreement. The Parties hereby agree that:

(a) Immediately after the execution of this Agreement, the Parties shall negotiate, in good faith, the term of a consulting agreement between the Company and T. Miller (“Consulting Agreement”);

(b) The terms of the Consulting Agreement shall include such terms agreed upon by the Parties, provided that T. Miller’s compensation under such agreement shall be $4,000 per quarter, payable on a quarterly basis beginning August I, 2017 and continuing through July 31, 2018.

(c) In the event that the parties fail to agree to the terms of the Consulting Agreement by August 6th, 2017, the Company shall pay T. Miller a one-time compensation fee of $8,000, payable in equal installments over two quarters commencing on August 15th, 2017.

(d) In the event that the Company establishes a board of advisors within twelve (12) months from the Agreement Date, the Company shall invite T. Miller to become a member of such the board of advisor s.

5. Mutual Releases.

(a) By the Company. The Company, its officers, directors, affiliates, subsidiaries, parent companies, agents and employees (collectively, the “Company Releasing Parties) do hereby fully, forever, irrevocably and unconditionally releases, remises and discharges T. Miller from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses, of every kind and nature that any of the Company Releasing Parties ever had or now has against T. Miller, including, but not limited to, (i) any actual or alleged false acknowledgment, breach of representation or warranty, or misrepresentation or omission to state a material fact by T. Miller in this Agreement or in any other document delivered by or on behalf of T. Miller; (ii) all claims arising out of the employment of T. Miller with and/or resignation from the Company including, any claim or damage arising out of the Employment Agreement and/or T. Miller ‘ s resignation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, and (iii) all common law claims including, but not limited to, actions in tort, defamation and breach of contract related to the foregoing, but excluding (A) claims based on fraud or criminal acts which result in the filing of a complaint with any law enforcement agency or regulatory authority. It is understood that this release does not affect any rights the Company Releasing Parties has under this Agreement.

(b) By T. Miller. T. Miller does hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, affiliates, subsidiaries , parent companies , agents and employees (hereinafter, the “Company Released Parties” ) from any and all claims , charges , complaints, demands , actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements , promises , doings, omissions, damages , executions, obligations, liabilities and expenses , of every kind and nature that T. Miller ever had or now has against any of the Company Released Parties, including, but not limited to, (i) any actual or alleged false acknowledgment, breach of representation or warranty, or misrepresentation or omission to state a material fact by any of the Company Released Parties in this Agreement or in any other document delivered by or on behalf of any of the Company Released Parties; (ii) all claims arising out of the employment of T. Miller with and /or resignation from the Company including, but not limited to, all employment discrimination claims, all claims to any non-vested ownership interest in the Company, contract al or otherwise, including, but not limited to, claims to unvested stock or stock options, and any claim or damage arising out of the Employment Agreement and/or T. Miller’s resignation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, and (iii) all common law claims including, but not limited to, actions in tort, defamation and breach of contract related to the foregoing, but excluding (A) claims based on fraud or criminal acts which result in the filing of a complaint with any law enforcement agency or regulatory authority. It is understood that this release does not affect any rights T. Miller has under this Agreement or under that certain Indemnification Agreement entered into by and between the Parties dated April 3, 2017.

(c) Known and Unknown Claims. Each of T. miller and the Company Releasing Parties understands and agrees that the claims released in Sections 5(a) and (b) above include not only claims presently known to him, them or it, as the case may be, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 5. Each of T. Miller and the Company Releasing Parties understands that he, they or it, as the case may be, may hereafter discover facts different from what he, they or it now believes to be true, which if known, could have materially affected this Agreement, but he, they or it nevertheless waives and releases any claims or rights based on different or additional facts.

6. Indemnification. The Company agrees that T. Miller is not releasing any claims he may have for indemnification under state or other law or the charter, articles , or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when he was or is a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’ s execution of this Agreement is not a concession or guaranty that T. Miller has any such rights to indemnification, (ii) that this Agreement does not create any additional rights to indemnification, and (iii) that the Company retains any defenses it may have to such indemnification or coverage.

7. Additional agreements.

(a) The Parties understand and agree that this Agreement does not constitute an admission of liability or wrongdoing on the part of the Company and/or any other Party hereto. T. Miller hereby declares and confirms that after the date of this Agreement, no other agreement or other arrangement (other than this Agreement) exists between T. Miller and the Company pursuant to which the Company has any obligations, except to the extent that the Parties enter into the Consulting Agreement set forth under paragraph 4 above.

(b) This Agreement shall be binding upon the Parties and may not be modified in any manner except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties hereto together with specific resolution of the Company confirming such modification. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assig ns, heirs, executors, successors and administrators.

(c) Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(e) Each of the Parties state and represent that they have carefully read this Agreement , understand the contents here in, freely and voluntarily assents to all of the terms and conditions hereof, and sign of their own free will.

(t) This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the subject hereof, and terminates and supersedes all previous oral and written negotiations, agreements, commitments and writings in connection therewith

(g) The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.

(h) This Agreement may be executed in two signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

(i) No Party shall have the right to assign any of the rights or benefits under this Agreement, unless consented to by all Parties.

G) Each of the Parties promises, agrees and represents they will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, against the other Party.

IN WITNESS WHEREOF, the Parties have set their hand and seal to this Agreement as of the date set forth above. -’

For QUEST SOLUTIONS, INC.

Shai Lustgarten CEO and President,

Thomas Miller